As filed with the Securities and Exchange Commission on March 23, 2026

Registration No. 333-238740

Registration No. 333-204704

Registration No. 333-107240

Registration No. 333-160838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-238740

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-204704

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-107240

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160838

UNDER

THE SECURITIES ACT OF 1933

TEGNA INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or Organization)	16-0442930 (I.R.S. Employer Identification No.)

c/o Nexstar Media Group, Inc. 545 E. John Carpenter Freeway, Suite 700 Irving, Texas (Address of Principal Executive Offices)	75062 (Zip Code)

TEGNA INC. 2020 OMNIBUS INCENTIVE COMPENSATION PLAN

TEGNA 401(K) SAVINGS PLAN

GANNETT CO., INC. DEFERRED COMPENSATION PLAN

(Full title of the plans)

Lee Ann Gliha

Chief Financial Officer

Nexstar Media Group, Inc.

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

(Name and address of agent for service)

Telephone: (972) 373-8800

(Telephone Number, including area code, of agent for service)

With a copy to:

Joshua N. Korff, P.C.

Alborz Tolou

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements of TEGNA Inc. (formerly Gannett Co., Inc.) (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-238740, filed with the Securities and Exchange Commission (the “Commission”) on May 27, 2020, registering 20,000,000 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), for issuance under the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan; and

•	Registration Statement No. 333-204704, filed with the Commission on June 4, 2015, registering 25,000,000 shares of the Company's Common Stock for issuance under the TEGNA 401(k) Savings Plan;

•	Registration Statement No. 333-107240, filed with the Commission on July 22, 2003, registering 50,000 shares of the Company’s Common Stock for issuance under the Gannett Co., Inc. Deferred Compensation Plan and $70,000,000 in Deferred Compensation Obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Gannett Co., Inc. Deferred Compensation Plan; and

•	Registration Statement No. 333-160838, filed with the Commission on July 28, 2009, registering 5,000,000 shares of the Company’s Common Stock for issuance under the Gannett Co., Inc. Deferred Compensation Plan.

On March 19, 2026 (the “Effective Time”), pursuant to that certain Agreement and Plan of Merger, dated as of August 18, 2025, by and among the Company, Nexstar Media Group, Inc., a Delaware corporation (“Nexstar”), and Teton Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nexstar Media Inc. (“Merger Sub”) (the “Merger Agreement”), Merger Sub was merged with and into TEGNA (the “Merger”), with TEGNA continuing as the surviving corporation and as a wholly owned subsidiary of Nexstar Media Inc.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all of the offerings and sales of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities of the Company registered under such Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration, by means of these Post-Effective Amendments, all of the securities of the Company registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on March 23, 2026.

TEGNA INC.

By:	/s/ Lee Ann Gliha
Name:	Lee Ann Gliha
Title:	Treasurer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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